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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of CKE Restaurants, Inc. on Form S-4 of our report dated January 17, 1997, except for Note 20, as to which the date is April 27, 1997, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 121 in 1996) on the combined financial statements of Hardee's Food Systems, Inc. appearing in CKE Restaurants, Inc.'s Current Report on Form 8-K dated July 15, 1997 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina
May 14, 1998